Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-171220 and 333-171221) on Form S-8 and on Form S-1 (No. 333-169550) of Fortegra Financial Corporation of our reports dated March 14, 2014, relating to our audit of the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, included in the Annual Report on Form 10-K of Fortegra Financial Corporation for the year ended December 31, 2013.

/s/ McGladrey LLP

Jacksonville, Florida
March 14, 2014